Exhibit 15.1

McMoRan Exploration Co.
1615 Poydras St.
New Orleans, La. 70112

August 5, 2011

To the Board of Directors and Stockholders of McMoRan Exploration Co.:

We are aware of the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-121779, 333-171950, 333-172517, and 333-172520) and Forms S-8 (File Nos. 333-168723, 333-57484, 333-67485, 333-87380, 333-90170, 333-105533, 333-115335, 333-124740 and 333-153002) of  McMoRan Exploration Co. of our report dated August 5, 2011 relating to the unaudited condensed consolidated interim financial statements of McMoRan Exploration Co. that is included in its Form 10-Q for the quarter ended June 30, 2011.

                 Very truly yours,

                 /s/Ernst & Young LLP